EXHIBIT 5.1
November 23, 2005
Board of Directors
Compass Bancshares, Inc.
15 South 20th Street
Birmingham, Alabama 35233

Re:	Compass Bancshares, Inc. — Registration of 4,938,206 Shares of Common Stock, $2.00 Per Share Par Value, on Securities and Exchange Commission Form S-4
Dear Sirs:
     In connection with the registration under the Securities Act of 1933, as amended, of 4,938,206 shares of common stock, $2.00 per share par value (the “Company Stock”) of Compass Bancshares, Inc., a Delaware corporation (the “Company”), for issuance and sale in the manner described in the Company’s registration statement on Form S-4 filed with the Securities and Exchange Commission, to which this opinion is an exhibit (the “Registration Statement”), I, as General Counsel to the Company, have examined such corporate records, certificates and other documents as I have considered necessary or appropriate for the purposes of this opinion.
     On the basis of the foregoing, I am of the opinion that the shares of the Company Stock offered pursuant to the Registration Statement have been duly and validly authorized and, when issued, will be duly and validly issued, fully paid and nonassessable.
     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly,

/s/ Jerry W. Powell

Jerry W. Powell
General Counsel and Secretary